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EXHIBIT 10.1

February 4, 2000

Thom Pannullo
458 Woldunn Circle
Lake Mary, FL 32746

Dear Tom:

Based on your experience, background presented and the belief that we can together help Panera grow into a significant national brand, Panera Bread is pleased to offer you the position of Vice President, Company Operations. We would like this position to be effective on Monday, March 6, 2000.

Your salary for this position will be payable at the annual rate of $165,000. In addition, it is our understanding that your compensation will include the following:

- Consideration for 20,000 stock options which vest to you over 5 years. The price per share depends on the value per share on the date of the next Board of Director's meeting.

- You will be included in our 2000 Incentive Program. This program rewards you for the completion and quality of individually agreed upon objectives as well as the achievement of your business unit's financial goals and overall Company profitability. Your incentive target is 30% of your base rate (we refer to it as a "double" when you meet agreed upon expectations) with an upside potential of 60% ("homerun"-significantly exceeding expectations). The incentive can be paid out in full or portion thereof, including 0% ("strike"), according to financial performance and your individual performance. Your incentive will be pro-rated for the portion of the year that you are employed by the Company. The plan design can be changed without notice.

- Upon acceptance of this offer letter, we will provide you with a relocation package, which includes reimbursement for expenses of $40,000. These expenses may be direct billed to us. Anything less than the $40,000 will be returned to you. In addition, we will reimburse reasonable temporary living expenses, per your conversation with Ron Shaich. Karol McNutt will contact you to arrange a discussion with Pinnacle Group Associates, our relocation consultants. By accepting this offer, you agree that you will reimburse Panera Bread a prorated portion of your relocation expenses should you voluntarily resign your employment with Panera Bread within one year of your start date.

-   A car allowance of $5000 paid in bi-weekly increments of $192.31.

As a full-time Panera Bread employee, you will be eligible to participate in all Panera Bread benefit plans. The waiting periods and premiums related to these benefits and specific information about plan content will be explained during the orientation process. Our benefit package is subject to ongoing review and modifications from time to time. You will receive an Employee Handbook at your benefits orientation, which will explain our vacation and holiday schedule. Panera Bread is a non-smoking work facility. If you have specific questions about our benefits, please contact Courtney Higgins at extension 6318.

We believe we captured in this letter all the elements covered in your conversations with Rick and Ron. If there is anything we missed, please let us know.


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This offer is also contingent on your ability to provide employment eligibility documentation as required by law. Please indicate your acceptance of this offer by signing and returning one original of this letter no later than Monday, February 14, 2000, after which time this offer will expire.

We believe that your background and experience will provide a solid foundation for success with Panera Bread. We are extremely enthusiastic about our future growth. If you have any questions about the enclosed information, please let me know. Once again, Tom, we welcome you to Panera Bread and we look forward to your participation, energy, and contributions.

Sincerely,

/S/ KAROL MCNUTT                       /S/ RONALD M. SHAICH
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Karol McNutt                           Ron Shaich
Director Compensation and Benefits     Chairman and CEO


I have read and accepted the provisions as outlined above.


2/7/00                                 /S/ THOM PANNULLO
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Date                                   Thom Pannullo


cc: Rick Postle